Exhibit 23.1

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors:

SUMOTEXT Incorporated
2100 Riverdale, Suite 200
Little Rock, Arkansas 72202

We consent to the incorporation in this Registration Statement on Form S-1/A Amendment 2 of our report dated November 6, 2008, with respect to our audit of the balance sheets of  SUMOTEXT Incorporated as of August 31, 2008 and 2007, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year ended August 31, 2008 and for the period from June 8, 2007 (inception) to August 31, 2007.

We also consent to the reference to our firm under the heading "Experts" appearing herein.

/s/ Malone & Bailey, PC
Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

March 19, 2009